EXHIBIT 99

EMC Insurance Group Inc. Comments on Financial
Information Released by its Parent Company,
Employers Mutual Casualty Company, and Announces
2013 Fourth Quarter and Year-End Earnings Call and
Access Information

DES MOINES, Iowa (January 27, 2014) - Employers Mutual Casualty Company (Employers Mutual), the parent company of EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”), today announced to its employees that the statutory combined trade ratio of the EMC Insurance Companies for the year ended December 31, 2013, was 100.1 percent. This announcement was made in conjunction with a company-wide disclosure of the results of Employers Mutual’s 2013 contingent salary plan. This statutory combined trade ratio is not prepared on the basis of generally accepted accounting principles (GAAP) and reflects the operating results of all insurance company subsidiaries and affiliates of Employers Mutual, including the subsidiaries of the Company.

Additional year-end 2013 statutory financial information released by Employers Mutual included net written premium growth of 10.1 percent and an increase in policyholders’ surplus of 17.2 percent.

The Company’s statutory combined trade ratio for the year ended December 31, 2013 was 97.5 percent. This statutory combined trade ratio should not be considered indicative of the GAAP-basis combined ratio or any other operating results that will be reported by the Company for the year ended December 31, 2013.

Earnings Call Access Information
Additionally, the Company announced that 2013 fourth quarter and year-end earnings results will be released before the market opens on February 20, 2014. An earnings call will be held at noon Eastern time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2013 fourth quarter and year-end earnings results, as well as its expectations for 2014.

Teleconference:
Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through May 20, 2014. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); conference ID no. 13574435.

Webcast:
A webcast of the teleconference can be accessed at the Company’s investor relations page at www.emcins.com/ir. The archived webcast will be available until May 20, 2014.

Transcript:
A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.